SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Radio One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☑ No fee required.

     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111

April 17, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Radio One, Inc. (“Radio One”), to be held on Wednesday, May 28, 2008 at 9:30 a.m. Eastern Time, at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, DC 20024.

At this meeting, the Class A and Class B shareholders will be asked to vote on several proposals, all of which are described in detail in the attached proxy statement. Also enclosed are Radio One’s Annual Report on Form 10-K for the year ended December 31, 2007 and, if you are a holder of Class A or Class B common stock, a proxy card.

Whether or not you plan to attend the annual meeting in person, if you are a Class A or Class B shareholder it is important that your shares be represented and voted at the meeting. Thus, we are offering you three voting methods apart from in person attendance: (i) by proxy; (ii) by internet voting; and (iii) by phone voting.

If you choose to vote by proxy, after reading the attached proxy statement, please complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. Submitting the proxy will not preclude you from voting in person at the annual meeting should you later decide to do so.  Your cooperation in promptly returning your completed proxy is greatly appreciated.

In addition to voting by proxy, you may  use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time May 27, 2008.  Online voting is available at www.proxyvote.com.  Have  your  proxy  card  in  hand  when  you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly, you may vote by phone by dialing 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time May 27, 2008.  Have your proxy card in hand when you call and then follow the instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

Alfred C. Liggins, III
Chief Executive Officer

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2008
_______________

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Radio One, Inc., a Delaware corporation (“Radio One”), will be held on May 28, 2008 at 9:30 a.m. Eastern Time, at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, DC 20024 to consider and act upon the following matters:

(1)               The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified.

(2)               The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. as directors to serve until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified.

(3)               The ratification of the appointment of Ernst & Young LLP as independent auditors for Radio One for the year ending December 31, 2008.

(4)               The transaction of such other business as may properly come before the 2008 annual meeting or any adjournment thereof.

At this time, the board of directors is not aware of any other business that will be presented for consideration at the 2008 annual meeting.

The Board of Directors Unanimously Recommends that the Stockholders Vote “For” each of Proposals 1, 2 and 3 to be presented at the annual meeting.

Only Class A and Class B stockholders of record at the close of business on April 4, 2008 will be entitled to vote at the 2008 annual meeting or any adjournment thereof. A list of stockholders entitled to vote at the 2008 annual meeting will be available for inspection by any stockholder, for any reason germane to the meeting, during ordinary business hours during the ten days prior to the meeting at Radio One’s offices at 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706. If you wish to view the list of stockholders, please contact Linda J. Vilardo, Radio One’s Assistant Secretary, at (301) 306-1111.

We hope that you will be able to attend the 2008 annual meeting in person. However, whether or not you plan to attend, if you are a holder of Class A or Class B common stock, please complete, date, sign, and return the enclosed proxy card promptly to ensure that your shares are represented at the meeting. If you do attend the meeting, you may revoke your proxy if you wish to vote in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the meeting.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

Dated: April 17, 2008

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
_______________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2008
_______________

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

In this proxy statement, Radio One, Inc. is referred to as “we,” “us,” “our,” “Radio One” or “the Company.”

Q:  Why did I receive this proxy statement?

You received this proxy statement because our board of directors is soliciting your proxy to vote at our annual meeting of stockholders (including any adjournment or postponement of the annual meeting). The annual meeting will be held on May 28, 2008 at 9:30 a.m. Eastern Time, at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, DC 20024. This proxy statement and a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 are first being mailed on or about April 17,  2008 to stockholders of record at the close of business on April 4, 2008.

Q:  What am I voting on?

You are being asked to consider and vote on the following:

(1)               The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve for a one year term ending in 2009 (Proposal 1);

(2)               The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. as directors to serve for a one year term ending in 2009 (Proposal 2); and

(3)               The ratification of the appointment of Ernst & Young LLP as independent auditors for Radio One for the year ending December 31, 2008 (Proposal 3).

No matters other than those referred to above are presently scheduled to be considered at the meeting.

Q:  Who is entitled to vote?

Holders of Class A and Class B common stock at the close of business on April 4, 2008, the record date, will be entitled to vote at the meeting. As of April 4, 2008, there were 3,539,761 shares of Class A common stock and 2,861,843 shares of Class B common stock issued, outstanding and eligible to vote. Each share of Class A common stock is entitled to one non-cumulative vote and each share of Class B common stock is entitled to ten non-cumulative votes.

Q:  How do I vote?

You may attend the meeting and vote in person or you can vote by proxy, internet or phone. To vote by proxy, sign and date each proxy card you receive and return it to us by mail in the postage-paid envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted as follows:

•	Proxies received from the holders of Class A common stock will be voted FOR all of the nominees for Class A director (for which holders of Class B common stock are not eligible to vote).

•	Proxies received from holders of Class A common stock and Class B common stock will be voted FOR:

(i)               All of the other nominees for director;

(ii)              Ratification of the appointment of Ernst & Young LLP as independent auditors for Radio One for the year ending December 31, 2008; and

(iii)     At the discretion of the proxies, on any other matter that may be properly brought before the meeting.

In addition to voting by proxy, you may  use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time May 27, 2008.  Online voting is available at www.proxyvote.com.  Have  your  proxy  card  in  hand  when  you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly you may vote by phone by dialing 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time May 27, 2008.  Have your proxy card in hand when you call and then follow the instructions.

    Votes may be cast in favor of or in opposition to each proposal or, in the case of the election of directors, votes may be cast in favor of the election of each nominee or withheld. Other than in the election of directors, abstentions may be specified on each proposal. Abstentions, instructions to withhold voting authority and broker non-votes are not deemed to be votes cast and, accordingly, will have no effect on the outcome of the voting.

Q:  How do I change my proxy?

You may change or revoke your proxy at any time before the meeting by either notifying our Assistant Secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting. The address of our Assistant Secretary is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, Attention: Linda J. Vilardo, Assistant Secretary. If your shares are held in the name of a broker, bank or other record holder (i.e., in “street name”), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the meeting.

Q:  What does it mean if I obtain more than one proxy card?

If you receive more than one proxy card it means you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted.

Q:  What are the voting rights of the Class A common stock and the Class B common stock?

On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Members of our board of directors are elected by a plurality of votes cast. This means that the nominees that receive the most votes cast will be elected to the board, even if they do not receive a majority of votes cast. At the close of business on April 4, 2008, there were 3,539,761 outstanding shares of our Class A common stock and 2,861,843 outstanding shares of our Class B common stock. Accordingly, a total of 32,158,191 votes may be cast at the meeting. Class C and Class D common stock are not entitled to vote on any proposal presented at the meeting.

Q:  What constitutes a quorum?

A quorum exists when the holders of a majority of the outstanding shares of Radio One voting common stock are present at the meeting in person or by proxy. A quorum is necessary to take action at the meeting. Abstentions and instructions to withhold voting authority, but not broker non-votes, are counted as present for purposes of determining whether there is a quorum. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. In the event that a quorum is not obtained at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is not present, the shareholders present in person or by proxy may adjourn the meeting to another time or place. Unless the adjournment is for more than thirty days or a new record date is set for the adjourned meeting, no further notice of the adjourned meeting need be given. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Q:  How many votes are needed for approval of each proposal?

If a quorum is present at the meeting:

•	the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock will be necessary for the election of Terry L. Jones and Brian W. McNeill as Class A directors;

•
the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the election of the remaining director nominees; and

•
the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the ratification of the appointment of the independent auditors.

Q:  How do our officers and directors intend to vote?

We have been advised by various members of management and the board of directors who, in the aggregate, hold or otherwise have voting power with respect to 144,726 shares of Class A common stock and 2,861,843 shares of Class B common stock (together representing approximately 89.4% of the votes possible) that they intend to vote such shares in favor of each of the proposals to be presented for consideration and approval at the meeting.

Q:  Who can attend the Annual Meeting?

All shareholders as of April 4, 2008 can attend.

Q:  Who will pay the cost of this proxy solicitation?

We will pay all expenses incurred in connection with this proxy solicitation. We will solicit proxies by mail, and the directors, officers and employees of Radio One may also solicit proxies by telephone, facsimile, telegram or in person. Those persons will receive no additional compensation for these services but will be reimbursed for reasonable out-of-pocket expenses.

Q:  Who will count the vote?

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting.

PROPOSAL 1 — ELECTION OF CLASS A DIRECTORS
(CLASS A COMMON STOCK ONLY)

Two Class A directors will be elected at the 2008 annual meeting to serve until the 2009 annual meeting. The two nominees are Terry L. Jones and Brian W. McNeill. Each of them is an incumbent director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, each nominee must receive the affirmative vote of a plurality of the votes cast by the holders of the Class A common stock. There is no cumulative voting for the board of directors. Following is certain biographical information about the nominees for Class A director.

The Board Unanimously Recommends that You Vote “For” each
of the Persons Nominated for Class A Director in Proposal 1.

Terry L. Jones Director since 1995 Age: 61
Since 1990, Mr. Jones has been President of Syndicated Communications, Inc. (“Syncom”), a communications venture capital investment company, and its wholly owned subsidiary, Syncom Capital Corporation. He joined Syncom in 1978 as a Vice President. Mr. Jones serves in various capacities, including director, president, general partner and vice president, for various other entities affiliated with Syncom. He also serves on the board of directors of Iridium Satellite LLC, TV One, LLC, Syncom Management Company, Inc. and Cyber Digital Inc., a publicly held company.

Brian W. McNeill Director since 1995 Age: 52
Mr. McNeill is a founder and Managing General Partner of Alta Communications. He specializes in identifying and managing investments in the traditional sectors of the media industry, including radio and television broadcasting, outdoor advertising and other advertising-based or cash flow-based businesses.  Mr. McNeill currently serves on the board of directors of several significant companies in the radio and television industries including ACME Broadcasting and Una Vez Mas.  He joined Burr, Egan, Deleage & Co. as a General Partner in 1986, where he focused on the media and communications industries. Previously, Mr. McNeill formed and managed the Broadcasting Lending Division at the Bank of Boston. He received an MBA from the Amos Tuck School of Dartmouth College and graduated magna cum laude with a degree in economics from the College of the Holy Cross.

PROPOSAL 2 — ELECTION OF OTHER DIRECTORS

Five other directors will be elected by the holders of Class A common stock and Class B common stock voting together at the meeting, to serve until the 2009 annual meeting. The five nominees are Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. Each of the nominees is an incumbent director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, the five persons nominated for director must receive the affirmative vote of a plurality of the votes cast by all stockholders entitled to vote. There is no cumulative voting for the board of directors. The table below contains certain biographical information about the nominees.

The Board Unanimously Recommends that You Vote “For”
each of the Persons Nominated in Proposal 2.

Catherine L. Hughes Chairperson of the Board and Secretary Director since 1980 Age: 60
Ms. Hughes has been Chairperson of the Board and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997. Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host. She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is the mother of Mr. Liggins, Radio One’s Chief Executive Officer, President  and a Director.

Alfred C. Liggins, III Chief Executive Officer, President and Treasurer Director since 1989 Age: 43
Mr. Liggins has been Chief Executive Officer (“CEO”) of Radio One since 1997 and President since 1989. Mr. Liggins joined Radio One in 1985 as an account manager at WOL-AM. In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One’s Washington, DC operations. After becoming President, Mr. Liggins engineered Radio One’s expansion into new markets. Mr. Liggins is a graduate of the Wharton School of Business/Executive MBA Program. Mr. Liggins is the son of Ms. Hughes, Radio One’s Chairperson and Secretary.

D. Geoffrey Armstrong Director since 2001 Age: 50
Mr. Armstrong is currently CEO of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. Prior to that, he was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998. Mr. Armstrong is also a director of Nexstar Broadcasting Group, Inc., a publicly held company.

Ronald E. Blaylock Director since 2002 Age: 48
Mr. Blaylock is a General Partner with GenNx360, a private equity buy out firm focused on industrial business-to-business companies. Prior to launching GenNx360, Mr. Blaylock founded and managed Blaylock & Company, one of the top minority-owned investment banking firms in the country. Mr. Blaylock held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company in 1993. Mr. Blaylock is also a director of the W.R. Berkley Corporation, a publicly held company.

B. Doyle Mitchell, Jr. Director since 2007 Age: 46
B. Doyle Mitchell, Jr. is President and CEO of Industrial Bank, NA, in the Washington, DC metropolitan area. He was elected to the board of directors of Industrial Bank, N.A. in 1990 and has been President since 1993. Mr. Mitchell serves on the board of directors of the Federal City Council, the Luke C. Moore Academy, Sewell Music Conservatory, Leadership Greater Washington, the Washington Performing Arts Society, the Greater Prince Georges Business Roundtable and the D.C. Chamber of Commerce, of which he was Chairman in 2001, and is one of the owners of the Washington Nationals Baseball Team.

EXECUTIVE OFFICERS

In the table below we set forth certain information on those persons currently serving as our executive officers. Biographical information on Catherine L. Hughes, Chairperson of the Board and Secretary, and Alfred C. Liggins, III, Chief Executive Officer and President, is included above in “Proposal2 — Election of Other Directors.”

Peter D. Thompson Executive Vice President and Chief Financial Officer Age: 43
Mr. Thompson has been Chief Financial Officer (“CFO”) of Radio One since February 20, 2008.  Mr. Thompson joined the Company on October 1, 2007, as the Company’s Executive Vice President of Business Development. Prior to his employment with the Company, Mr. Thompson worked on various business development projects for Radio One. Prior to working with the Company, Mr. Thompson served as a public accountant and spent 13 years at Universal Music in the United Kingdom, five of them as CFO.

Barry A. Mayo President, Radio Division Age: 55
Mr. Mayo has been President of Radio One’s Radio Division since August 2007.  Prior to joining Radio One, Mr. Mayo served as a consultant to the Company through his firm Mayomedia, a media consulting firm specializing in urban markets.  Mr. Mayo has held numerous senior management positions during his 30 plus years of experience in the industry. He began as a Program Director and he helped create one of the largest urban stations in the country, WRKS-FM, in New York. Three years after joining the programming staff at WRKS-FM, Mr. Mayo became Vice President and General Manager of that station. In 1988, he and a group of partners founded Broadcast Partners. While Mr. Mayo served as President, Broadcast Partners grew into an eleven-station, publicly traded company with stations in Dallas, New York, Chicago and Charlotte. In 1995, Mr. Mayo sold his share of Broadcast Partners and founded Mayomedia. In 2003, he was recruited back to New York to become the Senior Vice President and Market Manager for Emmis Radio. He left Emmis Radio in 2006 to resume his consulting career and began working with Radio One in July 2006.

Linda J. Vilardo Vice President, Assistant Secretary and Chief Administrative Officer Age: 50
Ms. Vilardo has been Chief Administrative Officer (“CAO”) of Radio One since November 2004, Assistant Secretary since April 1999, Vice President since February 2001, and General Counsel from January 1998 to January 2005. Prior to joining Radio One, Ms. Vilardo was a partner in the Washington, DC office of Davis Wright Tremaine LLP, where she represented Radio One as outside counsel. From 1992 to 1997, she was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded. Ms. Vilardo is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008 by:

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock;

•	each of the current executive officers named in the Summary Compensation Table;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

In the case of persons other than our executive officers, directors and nominee, such information is based solely upon a review of the latest schedules 13D or 13G, as amended. Each individual stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Information with respect to the beneficial ownership of the shares has been provided by the stockholders. The number of shares of stock includes all shares that may be acquired within 60 days of March 31, 2008.

	Common Stock
	Class A		Class B		Class C		Class D
	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Catherine L. Hughes(1)(2)(3)(4)	1,000	*	851,536	29.8%	1,579,674	50.6%	3,578,507	3.9%
Alfred C. Liggins, III(1) (3)(4)(5)(6)	49,636	1.3%	2,010,307	70.2%	1,541,374	49.4%	7,219,135	7.9%
Barry A. Mayo(7)	—	—	—	—	—	—	—	—
Linda J. Vilardo(8)	7,799	*	—	—	—	—	56,654	*
Terry L. Jones(9)	49,857	1.3%	—	—	—	—	31,814	*
Brian W. McNeill(10)	26,434	*	—	—	—	—	86,435	*
D. Geoffrey Armstrong(11)	10,000	*	—	—	—	—	30,000	*
Ronald E. Blaylock(12)	—	—	—	—	—	—	35,000	*
B. Doyle Mitchell	—	—	—	—	—	—	—	—
Peter D. Thompson	—	—	—	—	—	—	—	—
Ariel Capital Management, Inc.(13)	—	—	—	—	—	—	13,943,680	15.3%
Citadel Limited Partnership(14)	—	—	—	—	—	—	7,491,332	8.2%
Burgundy Asset Management LTD(15)	—	—	—	—	—	—	6,411,244	7.1%
Fine Capital Partners, L.P.(16)	—	—	—	—	—	—	6,025,722	7.8%
Dimensional Fund Advisors, L.P.(17)	—	—	—	—	—	—	4,923,134	5.4%
The Vanguard Group(18)	248,587	10.6%	—	—	—	—	—	—
All Directors and Named Executives as a group(10 persons)	144,726	3.8%	2,861,843	100.0%	3,121,048	100.0%	11,127,545	12.2%

__________

*   Less than 1%.

Footnotes to Table

(1)
Includes 31,211 shares of Class C common stock and 62,997 shares of Class D common stock held by Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary (the “Hughes Revocable Trust”), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary (the “Liggins Revocable Trust”). The address of Ms. Hughes and Mr. Liggins is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

(2)
The shares of Class B common stock, 247,366 shares of Class C common stock and 3,260,133 shares of Class D common stock are held by the Hughes Revocable Trust; 192,142 shares of Class C common stock and 286,875 shares of Class D common stock are held by the Catherine L. Hughes Charitable Lead Annuity Trust, dated March 2, 1999, of which Harold Malloy is trustee; 1,124,560 shares of Class C common stock are held by the Catherine L. Hughes Dynastic Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary.

(3)	The shares of Class A common stock and Class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One’s directors.

(4)	As of March 31, 2008, the combined economic and voting interests of Ms. Hughes and Mr. Liggins were 15.4% and 88.4%, respectively.

(5)
The shares of Class B common stock, 605,313 shares of Class C common stock, and 5,611,565 shares of Class D common stock are held by the Liggins Revocable Trust; and 920,456 shares of Class C common stock are held by the Alfred C. Liggins, III Dynastic Trust dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary.

(6)	Includes 1,500,000 shares of Class D common stock obtainable upon the exercise of stock options.

(7)	Does not include 50,000 shares of Class D common stock obtainable upon the exercise of stock options and 50,000 shares of restricted stock obtainable upon vesting.

(8)	Includes 7,799 shares of Class A common stock and 55,654 shares of Class D common stock obtainable upon the exercise of stock options.

(9)
Includes 30,000 shares of Class D common stock obtainable upon the exercise of stock options and 300 shares of Class A common stock and 600 shares of Class D common stock held by Mr. Jones as custodian for his daughter.

(10)	Includes 30,000 shares of Class D common stock obtainable upon the exercise of stock options.

(11)	Includes 30,000 shares of Class D common stock obtainable upon the exercise of stock options.

(12)	Includes 25,000 shares of Class D common stock obtainable upon the exercise of stock options.

(13)	The address of Ariel Capital Management, Inc. is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601. This information is based on a Schedule 13G/A filed on February 13, 2008.

(14)	The address of Citadel Limited Partnership is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. This information is based on a Schedule 13G filed on February 13, 2008.

(15)	The address of Fine Capital Partners, L.P. is 152 West 57th Street, New York, NY 10019. This information is based on a Schedule 13G filed on August 14, 2007.

(16)	The address of Burgundy Asset Management LTD is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3 . This information is based on a Schedule 13G filed on February 12, 2008.

(17)	The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401. This information is based on a Schedule 13G filed on February 06, 2008.

(18)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on a Schedule 13G filed on April 9, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Radio One’s directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission (“SEC”) reports showing ownership and changes in ownership of our common stock and other equity securities. On the basis of reports and representations submitted by Radio One’s directors, executive officers, and greater than ten percent owners, we believe that all required Section 16(a) filings for the fiscal year ended December 31, 2007 were timely made.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, there are seven members of the board of directors, five of whom are neither officers nor employees of Radio One. The board held eleven meetings during 2007. Six of the seven directors attended more than 75% of the aggregate number of meetings of the board and committees thereof on which he or she served.   Brian W. McNeill attended less than 75% of the aggregate number of meetings of the board and committees thereof on which he served.   It is the policy of the Company that all members of the board of directors attend annual meetings of the stockholders.  All of the members of the board of directors attended the 2007 annual meeting of the stockholders of the Company.

Communication with the Board

Our stockholders may communicate directly with the board of directors.  All communications should be in written form and directed to Radio One’s Assistant Secretary at the following address:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for Radio One’s board of directors. Each communication intended for Radio One’s board of directors and received by the Assistant Secretary that is related to the operation of Radio One and is relevant to the director’s service on the board shall be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

Committees of the Board of Directors

The board has a standing audit committee, compensation committee and nominating committee.

Audit Committee

The audit committee consists of D. Geoffrey Armstrong, Brian W. McNeill and B. Doyle Mitchell, Jr., each of whom satisfy the requirements for audit committee membership under the listing standards of the NASDAQ Stock Market. Each of the audit committee members is independent, as that term is defined in Rule 4200(a)(14) of the NASDAQ Marketplace Rules.  The board of directors has determined that both Mr. Armstrong and Mr. Mitchell qualify as “audit committee financial experts” as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933. The board has adopted a written audit committee charter, which is available on our website at www.radio-one.com/about/audit_committee.asp. The audit committee met seven times during 2007.

The audit committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Radio One, and as part of this responsibility the audit committee:

•	selects our independent auditors;

•	reviews the services performed by our independent auditors, including non-audit services, if any;

•	reviews the scope and results of the annual audit;

•	reviews the adequacy of the system of internal accounting controls and internal control over financial reporting;

•	reviews and discusses the financial statements and accounting policies with management and our independent auditors;

•	reviews the performance and fees of our independent auditors;

•	reviews the independence of our auditors;

•	reviews the audit committee charter; and

•	reviews related party transactions, if any.

Compensation Committee

Our compensation committee consists of Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong. The compensation committee held six meetings during 2007. The board has adopted a written compensation committee charter. The functions of the compensation committee include:

•	reviewing and approving the salaries, bonuses and other compensation of our executive officers, including stock option or restricted stock grants;

•	establishing and reviewing policies regarding executive officer compensation and perquisites; and

•	performing such other duties as shall from time to time be delegated by the board.

Nominating Committee

Our nominating committee consists of Alfred C. Liggins, III, Catherine L. Hughes, Terry L. Jones and Brian W. McNeill. The nominating committee is responsible for recommending the criteria for selection of board members and assisting the board in identifying candidates. The nominating committee held one meeting during 2007. The nominating committee does not have a charter.

The nominating committee reviews the qualifications of all persons recommended by stockholders as nominees to the board of directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to act on behalf of all stockholders, as well as meet the needs of the board. Following such evaluation, the nominating committee will make recommendations for director membership and review the recommendations with the board, which will decide whether to invite the candidate to be a nominee for election to the board. The nominating committee recommended to the board that the incumbent directors be nominated for re-election to the board at the annual meeting.

For a stockholder to submit a candidate for consideration to the nominating committee, a stockholder must notify Radio One’s Assistant Secretary. To make a recommendation for director nomination in advance of an annual meeting of Radio One, a stockholder must notify Radio One’s Assistant Secretary in writing no later than 120 days prior to the anniversary of the date of the prior year’s annual meeting proxy statement. Notices should be sent to:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the SEC.

Controlled Company Exemption

We are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President.  See “Security Ownership of Beneficial Owners and Management” above. Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees and meets the requirements of the rules of the SEC and the NASDAQ Stock Market. The Code of Ethics is available on our website, www.radio-one.com, or can be obtained without charge by written request to Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706. We do not anticipate making material amendments to or waivers from the provisions of the Code of Ethics. If we make any material amendments to our Code of Ethics, or if our board of directors grants any waiver from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver in a current report on Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Philosophy

The overall objective of our compensation to our executives is to attract, motivate, retain and reward the top-quality management that we need in order to operate successfully and meet our strategic objectives. To achieve this, we aim to provide a compensation package that is competitive in the market, provides rewards for achieving financial, operational and strategic performance goals, and aligns executives’ financial interests with those of our shareholders.

We operate in the intensely competitive media industry, which is characterized by rapidly changing technology, evolving industry standards, frequent introduction of new media services, price and cost competition, limited advertising dollars, and extensive regulation. We face many aggressive and well-financed competitors. In this environment, our success depends on attracting and maintaining a leadership team with the integrity, skills, and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments. We use our executive compensation program to help us achieve this objective. Part of the compensation package is designed to enable us to assemble and retain a group of executives who have the collective and individual abilities necessary to run our business to meet these challenges. Other parts are intended to focus these executives on achieving financial results that enhance the value of our stockholders’ investment. At the same time, the compensation structure is flexible, so that we can meet the changing needs of our business over time and reward executive officers and managers based on the financial performance of operations under their control.

Process

Our compensation committee meets periodically during the year. In addition, members of the compensation committee discuss compensation matters with our CEO and CFO and among themselves informally outside of meetings. In establishing the compensation levels for Radio One’s executive officers, the compensation committee considers a number of qualitative and quantitative factors, including the level and types of compensation paid to executive officers in similar positions by comparable companies, and an evaluation of Radio One’s financial and operational performance.

Our CEO provides input into the compensation discussion and makes recommendations to the compensation committee for annual compensation changes and bonuses for the executive officers and the appropriateness of additional long-term incentive compensation. We review the compensation paid to executives at other comparable media companies as a reference point for determining the competitiveness of our executive compensation. Our peer group of radio broadcasting companies includes Clear Channel Communications, Inc., Cox Radio, Inc., Emmis Communications Corp., Entercom Communications Corp. and Saga Communications Inc. The compensation committee has retained a benefits consulting firm to assist with setting compensation for our executives.

Principal Components of Executive Compensation

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Base salary.  Our objective is to pay our executives compensation that is competitive in the marketplace and reflects the level of responsibility and performance of the executive, the executive’s experience and tenure, the scope and complexity of the position, the compensation of the executive compared to the compensation of our other key salaried employees and the compensation paid for comparable positions by other companies in the radio broadcast industry, and the performance of our Company. During 2007, we had multiple-year employment agreements with Scott R. Royster, our former CFO, Barry A. Mayo, and Linda J. Vilardo that established their base salaries and annual increases.  In March 2008, in connection with his appointment to CFO, we entered into an employment agreement with Peter D. Thompson.  In addition, in April 2008, the Company executed new employment agreements for the Chairperson, Catherine L. Hughes and the CEO, Alfred C. Liggins, III, both of whom had been employed without employment agreements for several years. The compensation committee believes that entering into these agreements assists us in retaining our key officers for a certain period of time and focuses the officers’ energies on our business. The annual salaries of the Chairperson, and the CEO, were increased 9.8%[1]and 4.4%, respectively, in 2007.  Under the terms of their new three year employment agreements, the base salaries of the Chairperson and the CEO were increased to reflect current market compensation for comparable positions paid by other companies in the radio broadcast industry. The CEO will also receive a one-time payment intended to act as retroactive compensation given that the compensation committee had determined his base salary was below market compensation for the last three years. The annual salaries of the former CFO and the CAO were increased 4.4% during 2007.

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Bonus.  Our executives receive an annual bonus intended to provide financial incentives for performance and to align the goals and performance of the executive to our overall objectives. The compensation committee has significant flexibility in awarding cash bonuses. The compensation committee may consider information such as our year-to-year revenue growth compared to that of the radio industry, same station revenue, operating performance versus our business plan, acquisitions and divestitures, employee retention, sales and operating initiatives, and stock price performance compared to the industry peer group. Bonus recommendations for executive officers other than the CEO are proposed by the CEO, reviewed, revised when appropriate, and approved by the compensation committee. The compensation committee establishes the bonus level for the CEO.   Under the terms of his new employment agreement, the CEO’s bonus award has two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the compensation committee in consultation with the CEO.  The second component, equaling the balance of the award, is determined at the discretion of the compensation committee.  The CEO’s bonus award may not in the aggregate exceed his annual base salary. The bonus is typically paid in the first quarter of each year.

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Long-term Incentives.  We believe that equity ownership by the executives provides incentive to build stockholder value, aligns the interests of the executives with the interests of stockholders and serves as motivation for long-term performance. Stock awards are made pursuant to the Radio One Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, which was approved by our stockholders (as amended, the “1999 Stock Plan”). We can grant options or restricted stock to employees, consultants and non-employee directors under the plan. We may not grant awards of more than 704,050 shares of our Class A common stock or more than 1,908,099 shares of our Class D common stock to any one participant in any calendar year. Options may be either non-qualified stock options or incentive stock options, as those terms are defined in the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant, and will expire not more than ten years from the date of grant. The 1999 Stock Plan enables us to provide and tailor incentive compensation for the retention of key personnel and to support long-term corporate and business objectives. In addition, the plan allows us to anticipate and respond to a changing business environment and competitive compensation practices. The compensation committee administers the plan and establishes the size of the initial and periodic grants to the CEO and the other executive officers.

The compensation committee may award stock options or grant restricted stock to any executive officer or other eligible participant under the Plan, on its own initiative or at the recommendation of management.  In accordance with our Stock Plan Administration Procedures, as approved by the compensation committee, the grant date for grants approved by the compensation committee to executive officer (other than a company wide grants) is the next monthly grant date immediately following the meeting of the compensation committee.  Monthly grant dates are generally the fifth day of each month, or the next NASDAQ trading day in the event the fifth day is not a business day.  However, it is also our practice in granting grant options to executive officers to wait for the release of any material non-public information and settlement of that information in the marketplace.

Of our executive officers, only Mr. Mayo was granted stock options or restricted shares in 2007.  Mr. Mayo was granted options to purchase 50,000 shares of Class D common stock as well as 50,000 restricted shares of Class D common stock upon his employment with the Company.  Both grants vest in equal increments on August 5, 2008 and August 5, 2009, or alternatively, fully in the event of a Change of Control of the Company (as defined in the Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan).  In 2008, in connection with his appointment to CFO, Peter D. Thompson will be granted options to purchase 75,000 shares of Class D common stock as well as 75,000 restricted shares of Class D common stock.

1The Chairperson’s salary was overstated in the 2006 proxy statement.  The $417,700 reported in the 2006 proxy statement double counted $24,000 of deferred compensation and should have reflected a salary of $389,700.  Thus, the 9.8% increase is derived from the $389,700 salary for 2006.

In conjunction with her new employment agreement, the Chairperson will be granted options to purchase 600,000 shares of Class D common stock as well as 150,000 restricted shares of Class D common stock.  Both grants will vest ratably over the life of the three year employment agreement or alternatively, fully in the event of a Change of Control of the Company (as defined in the Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan).  In conjunction with his new employment agreement, the CEO will be granted options to purchase 1,150,000 shares of Class D common stock as well as 300,000 restricted shares of Class D common stock.  The grants also vest ratably over the life of the CEO’s three year employment agreement or alternatively, fully in the event of a Change of Control of the Company (as defined in the Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan).   Both the Chairperson’s and the CEO’s grants will occur on the next monthly grant date under the Company’s Stock Plan Administration Procedures which is anticipated to be on June 5, 2008.

When authorized by the compensation committee to do so, the CEO or CFO may make stock option awards or restricted stock grants to new hires, contractors or consultants and to existing employees on promotion or other change in employee status, in accordance with the committee’s delegation of authority.  Historically, we have utilized stock options as our primary means of providing long-term incentive compensation. Statement of Financial Accounting Standards ("SFAS") No. 123(R) sets forth accounting requirements for share-based compensation to employees using a fair-value based method.  We did not make a company-wide grant of stock options or other equity incentive awards in 2007.

Other Benefits and Perquisites

As part of our competitive compensation package to attract and retain talented employees, we offer retirement, health and other benefits to our employees. Our executive officers participate in the same benefit plans as our other salaried employees. The only benefit programs offered to our executive officers either exclusively or with terms different from those offered to other eligible employees are the following:

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Deferred Compensation.  We have a deferred compensation plan that allows Catherine L. Hughes, our Chairperson, to defer compensation on a voluntary, non-tax qualified basis. Under the plan, she may defer up to a specified amount of her base salary and bonus until death, disability, retirement or termination. The amount owed to her as deferred compensation is an unfunded and unsecured general obligation of our Company. Deferred amounts accrue interest based upon the return earned on a phantom investment account with a designated brokerage firm established by Radio One.

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Other Perquisites.  We provide few perquisites to our executive officers. Currently, we provide or reimburse executives for a company automobile, driver, and various administrative services including a financial manager and home-based administrative support for our CEO.

We have set forth the incremental cost of providing these benefits and perquisites to our named executives in the 2007 Summary Compensation Table in the “All Other Compensation” column.

Post-termination and Change of Control Benefits

Under the employment agreements that we have entered into with Catherine L. Hughes, Alfred C. Liggins, Peter D. Thompson, Barry A. Mayo and Linda J. Vilardo, each executive’s unvested equity awards will become fully exercisable immediately upon a Change of Control (as defined in the Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan).  Under the terms of her new employment agreement, upon termination without cause or for good reason within two years following a change of control Ms. Hughes will receive an amount equal to three times the sum of (1) her annual base salary and (2) the average of her last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years. Similarly, under the terms of his new employment agreement, upon termination without cause or for good reason within two years following a change of control Mr. Liggins will receive an amount equal to three times the sum of (1) his annual base salary and (2) the average of his last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years.

Under the terms of his employment agreement, in the event that Mr. Thompson is terminated other than for cause, provided Mr. Thompson executes a general liability release, the Company will pay Mr. Thompson severance in an amount equal to three month’s base compensation, subject to all applicable federal, state and local deductions.

Under the terms of his employment agreement, in the event that Mr. Mayo is terminated other than for cause, provided Mr. Mayo executes a general liability release, the Company will pay Mr. Mayo severance in the amount of $300,000, subject to all applicable federal, state and local deductions.

Under the terms of her employment agreement, upon termination or resignation for any reason with or without cause, Ms. Vilardo is entitled to certain severance benefits including payment of any bonus or other incentive pay relating to the year preceding the termination that is determined but not yet paid and a pro rata portion of the retention bonus provided for in her employment agreement. In addition, she is entitled to continued medical and dental benefits and payment of her base salary (i) for six months upon termination by us at the end of the employment agreement or at the executive’s discretion following a change in control, or (ii) for twelve months upon termination by us without cause or following a change in control or by her for good reason.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to certain executive officers. On June 4, 2007, the Internal Revenue Service (“IRS”) issued Notice 2007-4 (the “Notice”), which defines the group of executive officers who are considered covered employees for purposes of Section 162(m) of the Internal Revenue Code. The Notice specifically excludes the chief financial officer from coverage under Section 162(m) and provides that the only individuals who will be considered covered employees are the chief executive officer  and the three highest compensated officers (other than the chief executive officer or chief financial officer). Previously, the chief executive officer and the four other highest compensated officers were subject to Section 162(m), and the chief financial officer was not automatically excluded. Under the 162(m) limitations, we may deduct up to $1,000,000 of compensation for such executive officer in any one year or may deduct all compensation, even if over $1,000,000, if we meet certain specified conditions (such as certain performance-based compensation that has been approved by stockholders). As the net cost of compensation, including its deductibility, is weighed by the compensation committee against many factors in determining executive compensation, the compensation committee may determine that it is appropriate and in Radio One’s best interest to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for each of the named executive officers for the year ended December 31, 2007:

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)		Bonus(2) ($)	Stock Based Awards $	All Other Compensation ($)		Total ($)
Catherine L. Hughes	2007	427,800	(3)	159,030	—	15,422	(4)	602,252
Chairperson
Alfred C. Liggins, III	2007	575,370		468,720	—	62,815	(5)	1,106,902
CEO
Scott R. Royster	2007	431,800		146,475	—	—		578,274
Former CFO
Peter D. Thompson(6)	2007	61,538		15,000	—	—		76,538
CFO
Barry A. Mayo(7)	2007	182,050		—	405,000	—		182,051
President, Radio Division
Linda J. Vilardo	2007	431,800		146,475	—	—		578,274
CAO
Zemira Z. Jones(8)	2007	370,780		25,465	—	—		396,245
Former Vice President of Operations
__________

(1)
Except for grants to Barry Mayo, there were no stock awards, non-equity incentive plan compensation or option grants to executive officers in 2007. Mr. Mayo was granted options to purchase 50,000 shares of Class D common stock and 50,000 shares of Class D common stock upon his employment with the Company. The Company does not provide a defined benefit pension plan and there were no above-market or preferential earnings on deferred compensation.

(2)	Bonuses were paid the year subsequent to being earned.

(3)	Includes $24,000 of deferred compensation.

(4)	For company automobile provided to Ms. Hughes.

(5)	For administrative support provided to Mr. Liggins.

(6)	Served as Executive Vice President of Business Development through February 19, 2008 and began as CFO on February 20, 2008.

(7)	Began as President, Radio Division on August 6, 2007.

(8)	Served as Vice President of Operations through March 3, 2008.

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2007. There were no option exercises during 2007 by the named executive officers. Except for grants to Barry Mayo, there were no stock awards, non-equity incentive plan compensation or option grants to executive officers in 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised
	Options		Options/Restricted Stock
	(#) exercisable		(#) not exercisable	Option Exercise	Option
Name	Class A	Class D	Class D	Price ($)	Expiration Date
Alfred C. Liggins, III
		1,500,000		14.80	8/10/2014
Barry A. Mayo			50,000	—	—
		50,000		4.05	8/06/2017
Linda J. Vilardo
		55,654		8.11	5/05/2009
	7,799			7.78	5/05/2009

Non-qualified Deferred Compensation — 2007

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Catherine L. Hughes	$24,000	-0-	$13,025	-0-	$300,182
Alfred C. Liggins, III	—	—	—	—	—
Barry A. Mayo	—	—	—	—	—
Linda J. Vilardo	—	—	—	—	—
Peter D. Thompson	—	—	—	—	—

The following table shows the potential payments to Mr. Mayo, President, Radio Division, and Ms. Vilardo, the CAO upon termination or change in control under their respective employment agreements. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2007, (ii) the payments are based upon the terms of the employment agreement which was in effect on December 31, 2007, and (iii) the stock price was $2.37, the closing market price of our Class D common stock on December 31, 2007, the last business day of the 2007 fiscal year.   The potential payments to Ms. Hughes, Mr. Liggins and Mr. Thompson under the terms of the employment agreements are not reflected in the below table as they were not in effect on December 31, 2007.

Potential Payments upon Termination or Change of Control

	Resignation of Officer Upon Change in Control	Termination w/o Cause or Upon Change of Control or Resignation for Good Reason	Termination for Cause or Resignation w/o Good Reason, Death or Disability
Executive Benefits and Payments Upon Termination for Barry A. Mayo
Base Salary/Severance	n/a	$300,000	n/a
Pro rata portion of retention bonus	n/a	n/a	n/a
Medical and Dental	n/a	n/a	n/a
Total		$300,000
Executive Benefits and Payments Upon Termination for Linda J. Vilardo
Base Salary/Severance	$217,200	$434,385	n/a
Pro rata portion of retention bonus	$1,586,150	$1,586,150	$1,586,150
Medical and Dental	$1,200	$2,400	n/a
Total	$1,804,550	$2,022,935	$1,586,150

Directors’ Fees

Our non-employee directors each receive a retainer of $20,000 annually. In addition, they receive $1,000 each quarter for board meetings attended, and are reimbursed for all out-of-pocket expenses related to meetings attended. Non-employee directors serving as chairperson of a committee of the board of directors receive an extra $10,000 per annum. Each of our non-officer directors also received options to purchase 5,000 shares of Class D common stock in 2004 and 10,000 shares in 2005. The directors did not receive stock options, stock awards, incentive plan or other non-cash compensation in 2006 or 2007. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)
Terry L. Jones	34,000
Brian W. McNeill	24,000
B. Doyle Mitchell, Jr.	17,000
D. Geoffrey Armstrong	34,000
Ronald E. Blaylock	24,000

Employment Agreements

Chairperson.  Catherine L. Hughes, our founder, serves as our Chairperson of the board of directors and Secretary.  Ms. Hughes’ new employment agreement dated April 2008 provides for an annual base salary of $750,000 that may be increased at the discretion of the Board.  The employment agreement also provides for an annual cash bonus at the discretion of the Board up to a maximum of $250,000.  Ms. Hughes also receives standard retirement, welfare and fringe benefits, as well as vehicle, wireless communication allowances and financial manager services.

President and Chief Executive Officer.  Alfred C. Liggins, III is employed as our President and CEO and is a member of the board of directors. His previous employment agreement expired on April 9, 2005. Under the terms of his new employment agreement dated April 2008, Mr. Liggins will receive a base salary of $980,000 which is subject to an annual increase at the discretion of the board of directors.  Mr. Liggins is also eligible for a bonus award equal up to his base salary comprised of two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the compensation committee in consultation with Mr. Liggins.  The second component, equaling the balance of the award, is determined at the discretion of the compensation committee.  Mr. Liggins will receive a one-time payment of $1,000,000 intended to act as retroactive compensation given that the compensation committee had determined his base salary was below market compensation for the last three years. Mr. Liggins will also receive a one-time payment of $4,800,000 intended to compensate Mr. Liggins for losses associated with loans to fund stock purchases under the terms of his past employment contract.

In recognition of his contributions in founding TV One, LLC (“TV One”) on behalf of the Company, Mr. Liggins is also eligible to receive an amount equal to 8% of any dividends paid in respect of the Company’s investment in TV One and 8% of the proceeds of the Company’s investment in TV One (the “TV One Award”).  In both events, the Company’s obligation to pay any portion of the TV One Award is only triggered after the Company’s recovery of the full amount of its cumulative capital contributions in TV One.  Mr. Liggins will only receive the TV One Award upon actual cash distributions or distributions of marketable securities.  Mr. Liggins’ rights to the TV One Award would cease if he was terminated for cause or resigned without good reason.  Mr. Liggins also receives standard retirement, welfare and fringe benefits, as well as vehicle, wireless communication allowances and personal assistant and financial manager services.

President, Radio Division. Barry A. Mayo is employed as President, Radio Division pursuant to an employment agreement with the Company. The employment agreement provides for a base salary which is subject to an annual increase of not less than 3%.  The employment agreement also provides for (i) a quarterly bonus not to exceed $25,000 during each quarter Mr. Mayo remains employed with the Company and satisfies certain broadcast cash flow goals established by the Company and (ii) an annual cash bonus at the discretion of the board of directors.  Mr. Mayo is also entitled to receive a pro rata portion of his bonus upon termination due to death or disability.

Chief Administrative Officer.  Linda J. Vilardo is employed as CAO, Vice President and Assistant Secretary pursuant to an employment agreement with us. The employment agreement provides for a base salary which is subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. The employment agreement also provides that if Ms. Vilardo remains employed by Radio One through October 31, 2008, she will receive a retention bonus in the amount of $2.0 million and, if her employment is terminated before that date, she will receive a pro rata portion of the retention bonus based on the number of days she is employed by Radio One between October 31, 2004 and October 31, 2008.

Chief Financial Officer.  Peter D. Thompson is employed as Executive Vice President and CFO pursuant to an employment agreement with us. The employment agreement provides for a base salary which is subject to an annual increase of not less than 3%.  The agreement also provides for an annual discretionary cash bonus in an amount not to exceed $75,000 in 2008 and, thereafter, in an amount to be determined by the CEO. Mr. Thompson is also entitled to receive a pro rata portion of his bonus upon termination due to death or disability.

Former Chief Financial Officer.  Scott R. Royster was employed as Executive Vice President and CFO under an amended and restated employment agreement with a term extending through October 18, 2010. Effective December 31, 2007, Mr. Royster’s employment with the Company ceased.  Under the terms of his agreement, Mr. Royster will receive salary and medical benefits through December 31, 2008.  In addition, if Mr. Royster had remained employed by Radio One through October 18, 2010, he would have received a retention bonus in the amount of $7.0 million. However, as his employment terminated before that date, he is due to receive $3.1 million as a pro rata portion of the retention bonus based on the number of days he was employed by Radio One between October 18, 2005 and October 18, 2010.  Currently, the Company anticipates that this amount will be paid in July 2008.

401(k) Plan

We adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing 90 days of service and attaining age 21. Participants may contribute up to $15,500 of their gross compensation, subject to certain limitations. Employees age 50 or older can make an additional catch-up contribution of up to $5,000. Effective January 1, 2006, we instituted a match of fifty cents for every dollar an employee contributes up to 6% of the employee’s salary, subject to certain limitations. However, effective January 1, 2008, we indefinitely suspended the matching component of our 401(k) savings and retirement plan.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2007, the number of shares of Class A and Class D common stock that are issuable upon the exercise of stock options outstanding under our 1999 Stock Plan, as amended on May 26, 2004 to increase the shares of Class D common stock available for issuance under the plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan
Class A	51,005	$7.78	1,211,044
Class D	3,674,495	$14.71	2,655,499
Equity compensation plans not approved by security holders	—	—	—
Total	3,725,500	$14.82	3,866,543

COMPENSATION COMMITTEE REPORT

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Director Terry L. Jones was the Chairperson and directors Brian W. McNeill and D. Geoffrey Armstrong served on the compensation committee. The compensation committee has reviewed the performance of the executive officers of Radio One, Inc. and approved their 2007 compensation, including salary and cash bonus amounts. The compensation committee also has reviewed and discussed the Compensation Discussion and Analysis for the fiscal year ended December 31, 2007, with the management of Radio One. Based on its review and discussion, the compensation committee recommends that this Compensation Discussion and Analysis be included in Radio One’s proxy statement relating to the 2008 annual meeting of shareholders.

Respectfully submitted,

Compensation Committee:

Terry L. Jones, Chairman
Brian W. McNeill
D. Geoffrey Armstrong

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the directors serving on Radio One’s compensation committee are non-employee directors of Radio One.  The compensation committee currently consists of three directors, Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong. No member of our compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. Mr. Jones is the President of Syndicated Communications, Inc. For a description of relationships between Radio One and Syndicated Communications, Inc., see “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The audit committee’s responsibilities are described in its written charter adopted by the board. The audit committee charter is posted on Radio One’s website located at www.radio-one.com/about/audit_committee.asp. The audit committee fulfills its responsibilities through periodic meetings with our independent auditors and management. The audit committee reviews the financial information that will be provided to stockholders and others, the systems of internal controls that management and the board have established, and the audit process. In fulfilling these responsibilities, the committee, among other things, oversees the independent auditors and confirms their independence, oversees internal accounting and financial staffing, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The committee meetings regularly included separate sessions with the independent auditors, in each case without the presence of Radio One’s management.  As part of its oversight of Radio One’s financial statements, the committee reviewed and discussed with both management and the independent auditors the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 and quarterly operating results prior to their issuance. During 2007, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the committee. The committee also held discussions with management and the independent auditors regarding the effectiveness of Radio One’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, which includes, among other items, matters related to the conduct of the annual audit of Radio One’s financial statements. In addition, the committee discussed with the independent auditors the auditors’ independence from Radio One and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the committee satisfied itself as to the independent auditors’ independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Radio One’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Respectfully submitted,

Audit Committee:

D. Geoffrey Armstrong
Brian W. McNeill
Ronald E. Blaylock

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all transactions and relationships in which Radio One and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, our Code of Ethics requires our directors, executive officers and principal financial officers to report to the board or the audit committee any situation that could be perceived as a conflict of interest. Once a related person transaction has been identified, the board of directors may appoint a special committee of the board of directors to review and, if appropriate, approve such transaction. The special committee will consider the material facts, such as the nature of the related person’s interest in the transaction, the terms of the transaction, the importance of the transaction to the related person and to us, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and other matters it deems appropriate. As required under the SEC rules, we disclose in the proxy statement related party transactions that are directly or indirectly material to us or a related person.

WDBZ-AM Cincinnati Purchase from Blue Chip Communications, Inc.

     In July 2007, the Company closed on an agreement to acquire the assets of WDBZ-AM, a radio station located in the Cincinnati metropolitan area from Blue Chip Communications, Inc. (“Blue Chip”) for approximately $2.6 million in seller financing. The financing is a 5.1% interest bearing loan payable monthly through July 2008. Blue Chip is owned by L. Ross Love, a former member of the Company’s board of directors. The transaction was approved by a special committee of independent directors appointed by the board of directors. Additionally, the Company retained an independent valuation firm to provide a fair value appraisal of the station. Prior to the closing, and since August of 2001, the Company consolidated WDBZ-AM within its existing Cincinnati operations, and operated WDBZ-AM under a LMA for no annual fee, the results of which were incorporated in the Company’s financial statements.

WHTD-FM Transmitter Site Purchase from American Signaling Corporation

     In September 2006, the Company purchased a radio broadcasting tower and related facilities in the Detroit metropolitan area from American Signaling Corporation for $925,000 in cash. The tower serves as the transmitter site for station WHTD-FM. American Signaling Corporation is a wholly-owned subsidiary of Syndicated Communications Venture Partners II, LP. Terry L. Jones, a general partner of Syndicated Communications Venture Partners II, LP, is also a member of the Company’s board of directors. The terms of the transaction were approved by an independent committee of the Company’s board of directors. Prior to the purchase, the Company had leased space on the tower for the broadcast of WHTD-FM from American Signaling Corporation for $50,000 for the year ended December 31, 2006, and $75,000 for the same period in 2005.

Music One, Inc.

Ms. Hughes and Mr. Liggins own a music company called Music One, Inc. (“Music One”). The Company sometimes engages in promoting the recorded music product of Music One. Based on the cross-promotional value received by Radio One, we believe that the provision of such promotion is fair to Radio One. There were no cash, trade or no-charge orders placed by Music One in 2007. As of December 31, 2007, Music One owed Radio One $30,000 for office space and administrative services provided. In 2006, Music One paid to Radio One a total of $169,000 for similar services provided during 2006 and 2005. During the years ended December 31, 2007 and 2006, Radio One paid $69,000 and $6,000, respectively, to or on behalf of Music One, primarily for market talent event appearances and travel reimbursement.

Executive Officers’ Loans

     In 2000, two officers of the Company, the former CFO and the CAO purchased shares of the Company’s common stock.  The former CFO purchased 333,334 shares of the Company’s Class A common stock and 666,666 shares of the Company’s Class D common stock and the CAO purchased 250,000 shares of the Company’s Class D common stock. In 2001, the CEO purchased 1,500,000 shares of the Company’s Class D common stock. The stock was purchased with the proceeds of full recourse loans from the Company in the amounts of approximately $21.1 million for the CEO, $7.0 million for the former CFO and $2.0 million for the CAO.

     The CEO made an interest payment on his loan in the amount of $2.0 million in December 2004. The CEO made a further repayment of approximately $17.8 million on his loan in February 2005 and repaid the remaining balance of the loan in an amount of approximately $6.0 million in March 2005. The repayment of approximately $17.8 million was effected using 1,125,000 shares of the Company’s Class D common stock owned by the CEO. All shares transferred to the Company in satisfaction of this loan have been retired.

     In September 2005, the CAO repaid her loan in full. The repayment of approximately $2.5 million was effected using 174,754 shares of the Company’s Class D common stock owned by the CAO. All shares transferred to the Company in satisfaction of this loan have been retired.

     Also in September 2005, the former CFO repaid a portion of his loan. The partial repayment of approximately $7.5 million was effected using 300,000 shares of the Company’s Class A common stock and 230,000 shares of the Company’s Class D common stock owned by the former CFO. All shares transferred to the Company in satisfaction of this loan have been retired. As of December 31, 2007, the remaining principal and interest balance on the former CFO’s loan was approximately $1.7 million, which included accrued interest in the amount of $175,000. The former CFO was employed with the Company through December 31, 2007, and pursuant to an agreement with the Company, the loan becomes due in full in July 2008. Pursuant to his employment agreement, the former CFO will receive a retention bonus, in the amount of approximately $3.1 million in cash, anticipated to be paid in July 2008 for having remained employed with the Company through December 31, 2007. The retention bonus is a pro rata portion of a $7.0 million retention bonus called for in his employment agreement, had he remained employed with the Company for ten years, and is based on the number of days of employment between October 18, 2005 and October 18, 2010.

As of December 31, 2007, the Company had an additional loan outstanding to the former CFO in the amount of $88,000. The loan was due on demand and accrued interest at 5.6%, totaling an amount of $53,000 as of December 31, 2007. In January 2008, the former CFO repaid the full remaining balance of the loan in cash in the amount of $140,000.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITORS

Our financial statements for the year ended December 31, 2007 have been audited by Ernst & Young LLP, our independent auditors. The board of directors has appointed Ernst & Young LLP as independent auditors to audit our financial statements for the year ending December 31, 2008. Although not required by the bylaws or other applicable laws, the board of directors, in accordance with accepted corporate practice, is asking stockholders to ratify the action of the board of directors in appointing the firm of Ernst & Young LLP to be the independent auditors of Radio One for the year ending December 31, 2008, and to perform such other services as may be requested.

Whether the selection of Ernst & Young LLP is ratified or not by our stockholders at the annual meeting, the board of directors in its discretion may select and appoint a different independent auditor at any time. In all cases, the board of directors will make any determination as to the selection of Radio One’s independent auditors in light of the best interests of Radio One and its stockholders.

Representatives of Ernst & Young LLP will be present at the meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Accountant Fees

The following table shows the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP during 2006 and 2007:

	Year Ended December 31,
	2007	2006
Audit fees(1)	$1,079,700	$1,496,000
Audit-related fees(2)	—	38,000
Tax-related fees(3)	30,500	36,000
All other fees	—	—
__________

(1)
Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal year, reviews of the financial statements included in our quarterly reports on Form 10-Q during the fiscal years ended December 31, 2006 and December 31, 2007 and the issuance of consents for filings with the SEC.

(2)	Includes transaction due diligence and related accounting consultations.

(3)	Fees for cost allocation/transfer pricing study.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed for Radio One by Ernst & Young LLP. This policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. The audit committee has delegated to the Chairperson of the audit committee authority to approve permitted services up to a certain amount provided that the Chairperson reports any decisions to the audit committee at its next scheduled meeting.

The Board Unanimously Recommends that You Vote “For”
the Ratification of Ernst & Young LLP as Independent Auditors
for the Year Ending December 31, 2008

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

In order for a stockholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2009 annual meeting, we must receive it no later than January 15, 2009 the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2009 annual meeting of stockholders.  To be considered for inclusion in our proxy statement for that meeting, the stockholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the stockholder proposal must be received by Radio One no later than March 10, 2009. Stockholder proposals must be submitted in writing by notice delivered to the Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

OTHER BUSINESS

At this time, the board of directors does not know of any business to be brought before the meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his or her judgment on such matters.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary